Exhibit 4.13

Execution Version

FIFTEENTH SUPPLEMENTAL INDENTURE

This Fifteenth Supplemental Indenture, dated as of October 26, 2012 (this “Supplemental Indenture”), among PXP Offshore LLC, a Delaware limited liability company (the “New Subsidiary Guarantor”), Plains Exploration & Production Company, a Delaware corporation (together with its successors and assigns, the “Company”), the existing subsidiary guarantors party hereto (the “Guarantors”), and Wells Fargo Bank, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture (as amended, supplemented, waived or otherwise modified through the date hereof, the “Indenture”), dated as of March 13, 2007, as supplemented by the following:

•	a First Supplemental Indenture, dated as of March 13, 2007, providing for the issuance of the Company’s 7% Senior Notes due 2017,

•	a Second Supplemental Indenture, dated as of June 5, 2007, providing for the addition of certain subsidiary guarantors,

•	a Third Supplemental Indenture, dated as of June 19, 2007, providing for the issuance of the Company’s 7 3/4% Senior Notes due 2015,

•	a Fourth Supplemental Indenture, dated as of November 14, 2007, providing for the addition of a subsidiary guarantor,

•	a Fifth Supplemental Indenture, dated as of January 29, 2008, providing for the addition of certain subsidiary guarantors,

•	a Sixth Supplemental Indenture, dated as of February 13, 2008, providing for the addition of certain subsidiary guarantors,

•	a Seventh Supplemental Indenture, dated as of May 23, 2008, providing for the issuance of the Company’s 7 5/8% Senior Notes due 2018 (the “7 5/8% Notes”),

•	an Eighth Supplemental Indenture, dated as of July 10, 2008, providing for the addition of a subsidiary guarantor,

•	a Ninth Supplemental Indenture, dated as of March 6, 2009, providing for the issuance of the Company’s 10% Senior Notes due 2016 (the “10% Notes”),

•	a Tenth Supplemental Indenture, dated as of September 11, 2009, providing for the issuance of the Company’s 8 5/8% Senior Notes due 2019 (the “8 5/8% Notes”),

•	an Eleventh Supplemental Indenture, dated as of March 29, 2010, providing for the issuance of the Company’s 7 5/8% Senior Notes due 2020 (the “2020 7 5/8% Notes”),

•	a Twelfth Supplemental Indenture, dated as of March 29, 2011, providing for the issuance of the Company’s 6 5/8% Senior Notes due 2021 (the “6 5/8% Notes”),

•	a Thirteenth Supplemental Indenture, dated as of November 21, 2011, providing for the issuance of the Company’s 6 3/4% Senior Notes due 2022 (the “6 3/4% Notes”), and

•	a Fourteenth Supplemental Indenture, dated as of April 27, 2012, providing for the issuance of the Company’s 6 1/8% Senior Notes due 2019 (the “6 1/8% Notes” and, together with the 7 5/8% Notes, the 10% Notes, the 8 5/8% Notes, the 2020 7 5/8% Notes, the 6 5/8% Notes and the 6 3/4% Notes, the “Notes”);

WHEREAS, Section 10.17 of the Indenture provides that if any Domestic Restricted Subsidiary that is not a Guarantor is or becomes obligated under any Indebtedness pursuant to a Guarantee of Indebtedness of the Company or any Guarantor (other than the Notes), and the maximum principal amount of Indebtedness of such Domestic Restricted Subsidiary under such Guarantee exceeds $10.0 million, the Company shall cause that Domestic Restricted Subsidiary to Guarantee the Notes and become a Guarantor, pursuant to the Subsidiary Guarantee provisions of the Indenture, by executing a supplemental indenture and delivering it to the Trustee within 30 days after the date on which such Domestic Restricted Subsidiary Guaranteed such Indebtedness of the Company or a Guarantor; provided, however, that the Company shall not be required to cause such Domestic Restricted Subsidiary to so Guarantee the Notes and become a Guarantor prior to the 180th day after the consummation of any transaction (including without limitation any merger, consolidation or purchase) pursuant to which such Domestic Restricted Subsidiary becomes a Subsidiary of the Company; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Guarantors and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any holder of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms used, but not otherwise defined herein are used herein as defined in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound

SECTION 2.1 Agreement to be Bound. The New Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes with respect to the Notes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Company, the Guarantors, and the New Subsidiary Guarantor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed as of the date first above written.

THE COMPANY:

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Winston M. Talbert

Name:	Winston M. Talbert
Title:	Executive Vice President & Chief Financial Officer

GUARANTORS:

ARGUELLO INC.
LATIGO PETROLEUM, INC.
PLAINS ACQUISITION CORPORATION
PLAINS RESOURCES INC.
POGO PARTNERS, INC.

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Vice President & Treasurer

PXP AIRCRAFT LLC
	By:	Plains Exploration & Production Company, its sole member

PXP GULF COAST LLC
	By:	Plains Exploration & Production Company, its sole member

PXP LOUISIANA L.L.C.
	By:	PXP Producing Company LLC, its sole member
		By:	PXP Gulf Coast LLC, its sole member
			By:	Plains Exploration & Production Company, its sole member
PXP LOUISIANA OPERATIONS LLC
	By:	PXP Louisiana L.L.C., its sole member
		By:	PXP Producing Company LLC, its sole member
			By:	PXP Gulf Coast LLC, its sole member
				By:	Plains Exploration & Production Company, its sole member
PXP PRODUCING COMPANY LLC
	By:	PXP Gulf Coast LLC, its sole member
		By:	Plains Exploration & Production Company, its sole member
PXP OFFSHORE LLC
	By:	Plains Exploration & Production Company, its sole member

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President & Chief Financial Officer

TRUSTEE:

WELLS FARGO BANK, N. A.

By:	/s/ Patrick T. Giordano

Name:	Patrick T. Giordano
Title:	Vice President